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                                                                    EXHIBIT 99.2

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


The following unaudited Pro Forma Condensed Consolidated Balance Sheet of NCS HealthCare, Inc. (the "Company") as of December 31, 1997 gives effect to the acquisition of substantially all of the assets primarily used in the operation of the institutional pharmacy business of Thrift Drug, Inc. and Fay's Incorporated (the "Sellers") as if it had occurred as of December 31, 1997.

The combined balance sheet of the acquired companies is based on the historical financial information of the acquired companies as of the acquisition closing date adjusted for purchase accounting adjustments. The acquisition was accounted for under the purchase method of accounting. The total purchase price was allocated to the assets and liabilities acquired based on their estimated fair values at the date of acquisition. The excess of cost over the fair value of the net assets acquired was recorded as goodwill. The allocation of the purchase price may be adjusted to the extent that actual amounts differ from current estimates. The Company does not expect that any adjustments would have a material impact on the pro forma information.

The pro forma information has been prepared by the Company based on the consolidated balance sheet of the Company included in the December 31, 1997 Form 10-Q and the Combined Statement of Assets Acquired and Liabilities Assumed of the Sellers included herein. The pro forma information is presented for illustration purposes only and does not purport to be indicative of the combined financial condition at December 31, 1997.



                      NCS HEALTHCARE, INC. AND SUBSIDIARIES
               PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (1)
                                    UNAUDITED
                                DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

                                                            Historical
                                                     -------------------------    Pro Forma      Pro Forma
                                                     NCS HealthCare    Sellers   Adjustments     Adjusted
                                                     --------------    -------   -----------     --------
Current Assets:
   Cash and cash equivalents                             $ 49,012      $     --   $(25,715)(b)   $ 23,297
   Accounts receivable, less allowances                    95,571        13,076         --        108,647
   Inventories                                             29,496         5,364         --         34,860
   Other                                                    8,851           190         --          9,041
                                                         --------      --------   --------       --------

       Total current assets                               182,930        18,630    (25,715)       175,845

Property, plant and equipment, net                         31,050         4,201     (2,280)(a)     32,971
Goodwill, less accumulated amortization                   201,359            --     63,692(a)     265,051
Other assets                                               16,329            --         --         16,329
                                                         --------      --------   --------       --------

       Total assets                                      $431,668      $ 22,831   $ 35,697       $490,196
                                                         ========      ========   ========       ========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Line of credit                                        $     --      $     --   $ 58,000(b)    $ 58,000
   Accounts payable                                        17,619            --         --         17,619
   Accrued expenses and other liabilities                  29,434           528         --         29,962
                                                         --------      --------   --------       --------

       Total current liabilities                           47,053           528     58,000        105,581

Long-term debt                                              8,760            --         --          8,760
Convertible subordinated debentures                       102,753            --         --        102,753
Other                                                         591            --         --            591

Stockholders Equity:
   Preferred stock, par value $.01 per share
   Common stock, par value $.01 per share
      Class A                                                 123            --         --            123
      Class B                                                  69            --         --             69
   Paid-in capital                                        247,323            --         --        247,323
   Retained earnings                                       24,996            --         --         24,996
                                                         --------      --------   --------       --------

       Total stockholders' equity                         272,511            --         --        272,511
                                                         --------      --------   --------       --------

       Total liabilities and stockholders' equity        $431,668      $    528   $ 58,000       $490,196
                                                         ========      ========   ========       ========

(1) See accompanying Notes to Pro Forma Condensed Consolidated Balance Sheet
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           NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              DECEMBER 31, 1997

(a) On January 30, 1998, NCS HealthCare, Inc. (the "Company") completed the acquisition of substantially all of the assets primarily used in the operation of the institutional pharmacy business of Thrift Drug, Inc. and Fay's Incorporated (the "Sellers") for a cash purchase price of $83,715,000. The acquisition was accounted for under the purchase method of accounting. The total purchase price was allocated to the assets and liabilities acquired based on their estimated fair values at the date of acquisition. The excess of the acquitision cost over the fair value of the net assets acquired was recorded as goodwill. For purposes of the unaudited pro forma balance sheet, the acquisition and related purchase accounting is assumed to have been recorded as of December 31, 1997.

(b) On the closing date, the Company drew down $58,000,000 from its $135,000,000 credit facility to fund the cash purchase price of the acquisition. The remainder of the purchase price was paid from available funds.